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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                        Fiscal Year Ended December 31,
                               -----------------------------------------------
                                1994      1995      1996      1997      1998
                               ------    -------   ------    -------   -------
Earnings:
  Income (loss) before
    income taxes and
    extraordinary item .....   $  416    $14,392   $ (347)   $10,580   $40,717
  Add:
    Fixed charges ..........    1,069      2,043    1,337      2,795    15,515
    Capitalized interest ...      --         --       --         --       (239)
                               ------    -------   ------    -------   -------
                                1,529     16,435      990     13,375    55,993

Fixed Charges:
  Interest expense(a) ......    1,069      2,006    1,272      2,749    14,866
  Capitalized interest .....      --         --       --         --        239
  Portion of rents
    representative of
    interest factor ........       44         37       65         46       410
                               ------    -------   ------    -------   -------
                                1,113      2,043    1,337      2,795    15,515

  Ratio of earnings to fixed
    charges ................      1.4x       8.0x     --         4.8x      3.6x

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(a) Includes amortization of debt issuance costs and excludes capitalized interest.